Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen	MEDIA
Vice President,
Communication & External Relations
ConAgra Foods, Inc. tel: 402-240-5210
Teresa.paulsen@conagrafoods.com

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc. tel: 402-240-4154 chris.klinefelter@conagrafoods.com www.conagrafoods.com

FOR IMMEDIATE RELEASE

GARY RODKIN, CONAGRA FOODS CEO, ANNOUNCES INTENT TO RETIRE

OMAHA, Neb., Aug. 11, 2014 — ConAgra Foods, Inc. (NYSE: CAG), announced today that Gary M. Rodkin, chief executive officer, has informed the ConAgra Foods Board of Directors of his intention to retire at the end of the company’s fiscal year, May 2015.

The Board of Directors has established a search committee, led by independent director Richard Lenny, to identify Rodkin’s successor. Lenny is the former chairman and chief executive officer of The Hershey Co. and has served on the ConAgra Foods board since 2009.

Steven Goldstone, chairman of ConAgra Foods, said, “ConAgra Foods is making good progress on its priorities, and we are confident in the company’s ability to deliver on its fiscal year EPS commitments. The Board is extremely appreciative of Gary’s leadership, vision and accomplishments over his almost nine years as CEO of ConAgra Foods. Under his stewardship, ConAgra Foods has transformed from a holding company into one unified company, with a well-balanced portfolio of Consumer, Commercial and Private Brand businesses, and strong operating capabilities. To achieve this transformation, Gary made necessary and bold moves with the company’s portfolio and drove significant cultural change throughout the business. We thank him for his hard work and commitment to ConAgra Foods and its 34,000 employees. We also appreciate the early notification Gary provided, so that we can begin the search and put the right successor in place over the course of this fiscal year. We look forward to Gary’s participation in the succession process.”

CONAGRA FOODS

Rodkin said, “It is a great privilege to lead ConAgra Foods, and while I look forward to retirement, I will miss working alongside so many smart and talented people who I’ve watched grow tremendously in my nine years here. I’m pleased we are beginning my last fiscal year at ConAgra Foods by making good progress, and I have deep conviction that we are on the right path to deliver sustainable, profitable growth due to our significantly improved operational capabilities and our differentiated portfolio that is right for today’s value-oriented consumers. I will continue to lead our team with focus and enthusiasm until my successor is on board, and I look forward to helping with the transition process.”

Rodkin, 62, joined ConAgra Foods in October 2005. Prior to joining ConAgra Foods, he was chairman and chief executive officer of PepsiCo® Beverages and Foods North America, where he led a $10 billion organization that included leading brands such as Pepsi®, Gatorade®, Quaker Foods® and Tropicana®. He joined PepsiCo in 1998 after it acquired Tropicana, where he had served as president since 1995. From 1979 to 1995, he held marketing and general management positions of increasing responsibility at General Mills®, with his last three years at the company as president of the Yoplait® yogurt division.

Rodkin graduated Phi Beta Kappa with a bachelor’s degree in economics from Rutgers College and an M.B.A. from Harvard Business School, where he was recently named a Fellow of Executive Education. He serves on the board of overseers for Rutgers College, the board of directors for Grocery Manufacturers Association where he is also past chairman, the board of directors for Food Marketing Institute, and the board of directors of Avon® Products. Gary is also Chairman of Boys Town®, a member of the Strategic Air Command Consultation Committee, and the Omaha Chamber of Commerce.

About ConAgra Foods

ConAgra Foods, Inc. (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef

CONAGRA FOODS

Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, seasoning blends, flavors, and bakery products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.